Exhibit 5.2
June 18, 2008
Energy Conversion Devices, Inc.
2956 Waterview Drive
Rochester Hills, Michigan 48309
Re: 1,460,500 Shares of Common Stock of Energy Conversion Devices, Inc. Offered Through Underwriters
Ladies and Gentlemen:
     We are acting as counsel to Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), in connection with (A) the registration by the Company under the Securities Act of 1933 (the “Act”) of 1,460,500 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share pursuant to the Registration Statement on Form S-3 (File No. 333-131886) filed with the Securities and Exchange Commission on February 15, 2006, and (B) the issuance and sale of the Shares pursuant to the Underwriting Agreement, dated as of June 18, 2008 (the “Underwriting Agreement”), among the Company and Credit Suisse Securities (USA) LLC, UBS Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lazard Capital Markets LLC as Underwriters (the “Underwriters”).
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the resolutions adopted by the Board of Directors and its Finance Committee authorizing the Company to issue, offer and sell the Shares will remain in full force and effect at all times at which any Shares are offered or sold by the Company. We also have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.
     We have assumed further that the certificates for the Shares conform to the specimen incorporated by reference as an exhibit to the Registration Statement and have been duly countersigned by the transfer agent of the Company’s Common Stock and duly registered by the registrar of the Company’s Common Stock.
     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     Based upon the foregoing, we are of the opinion that when as and if all prospectus supplements required by applicable law have been delivered and filed as required by such laws,

then, the Shares, when duly issued, sold and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.
     We are members of the bars of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to offering of the Shares and related transactions. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ COVINGTON & BURLING LLP

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